INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

               ENDORSED ON THIS CERTIFICATE ON ITS DATE OF ISSUE:

This certificate has been purchased as an Individual Retirement Annuity as described in Section 408(b) of the Internal Revenue Code of 1986, as amended, (hereinafter referred to as "the Code"). In order to qualify as an Individual Retirement Annuity, the following provisions apply, notwithstanding any provisions to the contrary in this certificate:

        (1)  NONTRANSFERABLE

                    Only the annuitant may be the owner, and this certificate is not transferable by the owner and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Aid Association for Lutherans ("AAL").

        (2)  OWNERSHIP

                    This certificate is for the exclusive benefit of the owner or his or her beneficiaries.

        (3)  CONTRIBUTION LIMITATIONS

                    Except in the case of a rollover contribution (as per-mitted by Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)
                    of the Code), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in
                    Section 408(k) of the Code, the annual premium under this certificate for any taxable year of the owner shall not exceed 100 percent of the compensation includable in his or her gross income for such taxable year, or $2,000, whichever is less. The term "compensation" means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses), and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction the self employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code shall be applied as if the term trade or business for purposes of Section 1402 of the Code included service described in Subsection (c)(6) the Code. The term "compensation" includes any amount includable in the owner's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code. The term "compensation" does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends), or



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                    amounts  not  includable  in  gross  income,  or any  amount
                    received   as  a  pension   or   annuity   or  as   deferred
                    compensation. All contributions under this certificate shall be in cash.

        (4) SURPLUS REFUNDS

                    Any surplus refunds under this certificate (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

        (5)  PREMIUM PAYMENTS

                    If premium payments under this certificate are inter-rupted, this certificate will be reinstated at any date prior to maturity upon payment of a premium to AAL of not less than $25, however, AAL may at its option either accept additional future payments or terminate the certificate by payment in cash of the then present value of the paid up benefit if no premiums have been received for 2 full consecutive certificate years and the paid up annuity benefit at maturity would be less than $20.00 per month.

        (6)  DISTRIBUTIONS BEFORE DEATH

                    The entire interest of the owner will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which the owner attains age 70-1/2 (required beginning date), over

                    (a) the life of the owner, or the lives of the owner and his or her designated beneficiary, or

                    (b) a period certain not extending beyond the life expectancy of the owner, or the joint and last survivor expectancy of the owner and his or her designated beneficiary.

                    Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

                    All distributions made hereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of
                    Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.40 1(a)(9)-2 of the Proposed Income Tax Regulations.



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                    Life  expectancy  is computed by use of the expected  return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the owner by
                    the  time   distributions   are  required  to  begin,   life
                    expectancies shall be recalculated annually. Such election shall be irrevocable by the owner and shall apply to all subsequent years. The life expectancy of a non-spouse
                    beneficiary   may  not  be   recalculated.   Instead,   life
                    expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the owner attains age 70-1/2. and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

        (7)  DISTRIBUTIONS UPON DEATH

                    (a) If the owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the owner's death.

                    (b) If the owner dies before distribution of his or her interest begins, distribution of the owner's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the owner's death except to the extent that an election is made to receive distributions in accordance with (1) or
                         (2) below:


                    (1) If the owner's interest is payable to a designated beneficiary, then the entire interest of the owner may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the owner died.

                    (2) If the designated beneficiary is the owner's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of

                    (A) December 31 of the calendar year immediately following the calendar year in which the owner died or

                    (B) December 31 of the calendar year in which the owner would have attained age 70-1/2.


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                    (3)  If the designated  beneficiary is the owner's surviving spouse, the spouse may treat the certificate as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the certificate, makes a rollover to or from such certificate, or fails to elect any of the above provisions.

                    (c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this paragraph 7, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

                    (d) Distributions under this paragraph 7 are considered to have begun if distributions are made on account of the owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to the owner over a period permitted and in an annuity form acceptable under
                         Section 1.401(a)(9) of the Regulations.

        (8)  NONFORFEITABLE INTEREST

                    The entire interest of the owner of this certificate is nonforfeitable.

        (9)  DECLARATION  OF  INTENTION

                    Except in the case of the owner's death or disability (as defined in Section 72(m) of the Code) or attainment of age 59-1/2, before distributing an amount from this certificate, AAL shall receive from the owner a declaration of the owner's intention as to the disposition of the amount distributed.

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        (10) INFORMATION FOR IRS REPORTS

                    The owner shall provide information to AAL at such time and in such manner and containing such information as may be necessary for AAL to prepare any reports required pursuant to Section 408(i) of the Code and the regulations thereunder.

        (11) ANNUAL REPORTING

                    AAL shall furnish annual calendar year reports concerning the status of this certificate.

        (12) AMENDMENTS

                    This certificate shall be amended by AAL from time to time to comply with the provisions of the Code and regulations thereunder.

                    Aid Association for Lutherans


                    Secretary


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                 ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

               ENDORSED ON THIS CERTIFICATE ON ITS DATE OF ISSUE:

       This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.

       The annuitant is establishing a Roth Individual  retirement annuity (Roth
       IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

        ARTICLE I

                    1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the issuer will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the annuitant.

                    2.   If this  Roth IRA is  designated  as a Roth  Conversion
                         IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

       ARTICLE II

                    The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single annuitant, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for the tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

       ARTICLE III

                    The annuitant's interest in the contract is nonforfeitable and nontransferable.

        ARTICLE IV

                    1.   The contract does not require fixed contributions.

                    2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the contract.



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        ARTICLE V

                    1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the annuitant or, if the annuitant has not so elected, at the election of the beneficiary, either:

                    (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death, or

                    (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.

                    If distributions do not begin by the date described in (b), distribution method (a) will apply.

                    2. If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, such spouse may then be treated as the annuitant.

                    For purposes of this Article, unless otherwise elected by the surviving spouse by the time distributions are required to begin following the owner's death, life expectancy will be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years.

                    In the case of any other designated beneficiary, life expectancy shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to Article V. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Therefore, payments to such beneficiary may not continue for life.







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        ARTICLE VI

                    1. The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any
                         reports    required   under    sections    408(i)   and
                         408A(d)(3)(E), and Regulations section 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

                    2. The issuer agrees to submit reports to the Internal Revenue Service and the annuitant as prescribed by the Internal Revenue Service.

        ARTICLE    VII

                    Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

        ARTICLE    VIII

                    This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.



                    Aid Association for Lutherans

                    Secretary





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